Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN INDUSTRIAL TECHNOLOGIES ACQUIRES FLORIDA BEARINGS, INC.

BLOOMFIELD, Connecticut (July 5, 2012) – Kaman Corporation (NYSE:KAMN) today announced that its subsidiary, Kaman Industrial Technologies Corporation (KIT) has acquired Florida Bearings, Inc. of Miami, Florida.  Florida Bearings will become part of KIT, Kaman’s Industrial Distribution segment. Terms were not disclosed.

Florida Bearings, founded in 1950, is a distributor of bearings, power transmission and pump products as well as a provider of value-add services such as predictive maintenance and motor, gearbox and pump repair to diverse industries, such as the water, wastewater, municipal, food and aggregate industries.  In addition to Miami, the company also has locations in Hialeah, Ft. Lauderdale, Riviera Beach and Orlando.  The company has annual sales of approximately $20 million.

Steve Smidler, president of KIT stated, “We are very pleased to welcome the Florida Bearings team to  Kaman Industrial Technologies. Over their sixty-two year history, Florida Bearings has developed a reputation for technical excellence and exceptional customer service which makes for a great cultural fit with KIT.  The acquisition of Florida Bearings provides a strong position in central and southern Florida and increases our exposure to key end markets.  Most importantly Florida Bearings has a great reputation, strong customer relationships and a terrific group of dedicated employees that will integrate well with the Kaman family.”

“Florida Bearings has a storied history and joining Kaman will ensure a continued high level of customer support and provides many of our employees with substantial opportunities for professional growth and development”, said Bruce Marchetti, president, Florida Bearings.  “The addition of Kaman’s broad array of electrical, fluid power and conveying product lines to our current offering will be a welcome growth opportunity for us to become an even more strategic supplier to customers in central and southern Florida.”

Neal J. Keating, chairman, president and chief executive officer of Kaman Corporation, added, “The acquisition of Florida Bearings demonstrates our commitment to the continued growth of KIT and our focus on teaming with strong management to deliver increased value to our customers. This acquisition enables us to expand our geographic footprint, expand our product and service offerings and further diversify our end market exposure. We see the combination of Florida Bearings and KIT as a perfect example of two fine companies coming together to bring additional resources and capabilities to customers in a dynamic and growing market.”

About Kaman Corporation
Kaman Corporation, founded in 1945 by aviation pioneer Charles H. Kaman, and headquartered in Bloomfield, Connecticut conducts business in the aerospace and industrial distribution markets.  The company is a leading distributor of industrial parts, and operates more than 200 customer service centers and five distribution centers across North America.  Kaman offers more than four million items including bearings, mechanical power transmission, electrical, material handling, motion control, fluid power, automation and MRO supplies to customers in virtually every industry.  Additionally, Kaman provides engineering, design and support for automation, electrical, linear, hydraulic and pneumatic systems as well as belting and rubber fabrication, customized mechanical services, hose assemblies, repair, fluid analysis and motor management.  Additionally, the company produces and/or markets widely used proprietary aircraft bearings and components; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; aerostructure engineering design analysis and FAA certification services; safe and arm solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; and support for the company's SH-2G Super Seasprite maritime helicopters and K-MAX medium-to-heavy lift helicopters.  More information is available at www.kaman.com.

###

Contacts:
Eric Remington	David Mayer
Vice President, Investor Relations	Vice President, Marketing & Services
Kaman Corporation	Kaman Industrial Technologies Corporation
(860) 243-6334	(860) 687-5185
eric.remington@kaman.com	dave.mayer@kaman.com